AUGUST 6, 1999

                            For Release:  Immediately
                                Contact:  Jim Bauerle
                                          740-695-3323 X 258



BANK ANNOUNCES REGULATORY AGREEMENTS


     The following statement was released today by Belmont Bancorp in a letter mailed to all stockholders from W. Quay Mull, II, Belmont Bancorp's Chairman and Interim CEO:
     "As we announced on July 26th, Belmont Bancorp and Belmont National Bank have anticipated requests from the Office of the Comptroller of the Currency (OCC) and the Federal Reserve Bank of Cleveland that the Bank adjust certain operating procedures and increase reporting accountability to these regulatory agencies.
On August 3rd, our Directors finalized an agreement with the Federal Reserve Bank and agreed to a consent order presented by the OCC.
     "The specific provisions of the agreements had largely been anticipated and many operational changes have already been made. Major provisions call for the Bank to form a Compliance Committee that will submit progress reports and monitor Bank activities, develop a new three year strategic plan, implement a process for recruitment and evaluation of senior management, receive prior regulatory approvals before the holding company reinstates dividends or borrows money, and achieve a targeted capitalization level by March 31, 2000. In addition, the Bank has agreed to identify any additional problem loans and leases to assure adequate reserves, confirm that all loans are in compliance with revised lending policies and that the loan portfolio is properly diversified, and strengthen internal and external audit processes.
     "Let me emphasize that we have already taken steps to address many of these issues.
     "Belmont National Bank has strong depositor relationships and continues to serve the banking needs of its customers. For over 150 years, we have proudly served our neighbors well. We are committed to continue serving people who enjoy the benefits of banking with neighbors."
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